June  8,  1998




Mr.  Douglas  J.  Stevens
Delta  Woodside  Industries,  Inc.
233  N.  Main  St.,  Suite  200
Greenville,  SC  29601

Dear  Doug:

This letter is to cover your planned work schedule/beginning of retirement over the next three years.

Starting with the 1999 fiscal year which begins June 28, 1998, you will begin to work about "half time". Because of the scheduling that may be required for a lengthy trip, "half time" could have several definitions. For example, if you are in town a week, you may prefer to work 2-1/2 days that week. If you take a trip that requires you to be gone for a week, you may want to take a week off, etc. In other words, this is a flexible schedule. You will be a full time employee of Delta Woodside and will serve as Vice President - International. You will report to me, but will be responsible for assisting the Presidents of Delta Mills Marketing, Duck Head and Delta Apparel in their international efforts. We expect your work schedule and plans to be developed in conjunction with these Division Presidents.

Your salary will be $87,500 per year. All benefit programs in which you participate will remain in place. It is our intention to extend your participation in the Incentive Shares Plan and Stock Option Program when they come up for renewal at one-half the current level.
An annual bonus plan for you for international development will be developed between the three Division Presidents, you and me.

If the workload becomes such that the job cannot be done on a "half time" basis, then we will pay you at the rate of $85.00 per hour for the time required above "half time". All expenses will be paid by Delta Woodside. We expect you to have all time, expenses, etc., approved in advance by the appropriate Division President.

Mr.  Douglas  J.  Stevens
Page  2
June  8,  1998


If you decide not to continue with this work schedule, or if you are unable to do so due to disability or death, or if Delta Woodside decides not to continue it, then you will be paid a severance of $150,000 if this should occur at the end of the first year, or $75,000 if this should occur at the end of the second year. We would pro-rate for months in between.

If this should occur, you will be allowed to continue your insurance for one year as an active employee, then be covered under the Retiree Insurance Plan.

As a corporate officer, we would like for you to attend the two Managers Meetings, the Planning Meetings and have an open invitation to the Quarterly Review Meetings and the Presidents Meetings. You can attend when your schedule permits or at your convenience. We'll probably want you to brief the Board once a year on our international progress.

Although your schedule will be "half time", you know that we consider you a full time member of our corporate management group.

Best  regards.

                                   Sincerely  yours,



                                   E.  Erwin  Maddrey,  II
                                   President  &  CEO
EEM:hw

cc:  Ms.  J.  H.  Greer